Exhibit 10.3

Execution Version
EXPENSE SUPPORT AND
REIMBURSEMENT AGREEMENT
This Expense Support and Reimbursement Agreement (the “Agreement”) is made this 2nd day of September, 2025, by and between Crestline Lending Solutions, LLC, a Delaware limited liability company (the “Company”), and Crestline Management, L.P., a Delaware limited partnership (the “Adviser”).
WHEREAS, the Company is a non-diversified, closed-end management investment company that intends to elect to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”);
WHEREAS, the Company has retained the Adviser to furnish investment advisory services to the Company on the terms and conditions set forth in the investment advisory agreement, dated September 2, 2025 entered between the Company and the Adviser, as may be amended or restated (the “Advisory Agreement”);
WHEREAS, the Company and the Adviser have determined that it is appropriate and in the best interests of the Company that the Adviser pay certain of the Company’s expenses, including the organizational costs fund all of the Organizational and Offering Expenses (as defined in Section 1 of this Agreement) incurred by the Company and that the Company will be obligated to reimburse to the Adviser at a later date as set forth herein.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:
1.Adviser Expense Payments for the Company
(a)The Adviser, or its affiliates, will fund the organizational and offering expenses incurred by the Company (each such payment, an “Expense Payment”) based on the calculation set forth below. The amount of any Expense Payment by the Adviser shall be determined based on whether the Company’s expenses during a given fiscal quarter exceed an expense cap (the “Annual Expense Cap”) determined based on the Company’s net asset value. If the Company’s expenses during a given fiscal quarter exceed the applicable Annual Expense Cap, the Adviser will make an Expense Payment equal to the difference between the Annual Expense Cap and the Company’s incurred expenses. The Annual Expense Cap rates that shall be used for this calculation based on the Company’s net asset value are set forth below:

Expense Cap	Net Asset Value
0.5% (2.00% annualized)	Less than or equal to $150.0 million
0.4375% (1.75% annualized)	Greater than $150.0 million but less than or equal to $200.0 million
0.375% (1.50% annualized)	Greater than $200.0 million but less than or equal to $250.0 million
0.3375% (1.35% annualized)	Greater than $250.0 million but less than or equal to $300.0 million
0.3125% (1.25% annualized)	Greater than $300.0 million but less than or equal to $350.0 million
0.2875% (1.15% annualized)	Greater than $350.0 million but less than or equal to $400.0 million
0.25% (1.00% annualized)	Greater than $400.0 million

(b)The Annual Expense Cap and the obligation for the Adviser to make an Expense Payment does not include certain expenses, including:
(i)any cost of debt, including fees and expenses incurred in connection with any credit facility obtained by the Company or its subsidiaries, such as expenses for acquiring ratings related to such credit facilities and upfront or placement fees charged in connection with such credit facilities;
(ii)management and incentive fees payable by the Company to the Adviser pursuant to the Advisory Agreement;
(iii)any distribution and shareholder servicing fees should the Company elect to offer multiple classes of its units of limited liability company interests, and any fees or expenses incurred in connection with the regulatory review of such fee arrangements;
(iv)taxes paid by the Company or any of its subsidiaries; and
(v)extraordinary expenses resulting from events or transactions outside the ordinary course of business, including, without limitation, costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or similar proceeding, indemnification expenses, and expenses incurred in connection with holding and/or soliciting proxies for any meetings of the Company’s shareholders.
In addition to the foregoing, the Adviser may elect to exclude other expenses from the Annual Expense Cap reasonably at its discretion in good faith.
2.Reimbursement of Expense Payments by the Company
(a)The Company shall reimburse the Adviser, or its affiliates, as applicable, for any Expense Payments subject to the terms of Section 2(b) below. Any Reimbursement Payments required to be made by the Company pursuant to this Section 2(a) shall be calculated in the same manner as the procedures for calculating the corresponding Expense Payment as set forth in Section 1(a) above.
(b)The Company shall make Reimbursement Payments pursuant to Section 2(a) to the Adviser until such time as all Expense Payments made by the Adviser within three (3) years prior to the last business day of the applicable calendar month in which such Reimbursement Payment obligation is accrued.
(c)Notwithstanding anything to the contrary herein, for the avoidance of doubt, the Company will bear all out-of-pocket costs and expenses of its operations and transactions and will reimburse the Adviser for any costs and expenses permitted under the Advisory Agreement by and between the Company and the Adviser and the administration agreement by and between the Company and Crestline Management, L.P. in its capacity as the Company’s administrator.
(d)The Company’s obligation to make a Reimbursement Payment will automatically become a liability of the Company on the date on which the Company elects to be regulated as a business development company under the 1940 Act. For the avoidance of doubt, this is not conditioned on any performance threshold and is not considered a contingent liability for accounting purposes.
3.Termination and Survival

(a)This Agreement shall become effective as of the date of this Agreement.
(b)This Agreement may be terminated at any time, without the payment of any penalty, by the Company or the Adviser, with or without notice.
(c)This Agreement shall automatically terminate in the event of (i) the termination by the Company of the Advisory Agreement; or (ii) the board of directors of the Company (the “Board”) making a determination to dissolve or liquidate the Company.
(d)Notwithstanding anything to the contrary herein, Section 2 of this Agreement shall survive any termination of this Agreement.
4.Miscellaneous
(a)The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.
(b)This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.
(c)Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Company is regulated as a business development company under the 1940 Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act. In such case, to the extent the applicable laws of the State of New York or any of the provisions herein conflict with the provisions of the 1940 Act, the latter shall control. Further, nothing in this Agreement shall be deemed to require the Company to take any action contrary to the Company’s Amended and Restated Limited Liability Company Agreement, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Company.
(d)The Company shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Adviser.
(e)This Agreement may be amended in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

CRESTLINE LENDING SOLUTIONS, LLC

By:	/s/ Chris Semple
Name:	Chris Semple
Title:	Chief Executive Officer

CRESTLINE MANAGEMENT, L.P.

By:	/s/ John S. Cochran
Name:	John S. Cochran
Title:	Chief Operating Officer
[Crestline – Expense Support and Reimbursement Agreement (September 2025)]